Exhibit 10.149
REFORMATION OF STOCK OPTION AGREEMENT
     This Reformation of Stock Option Agreement is entered into by and between ___ (“Optionee”) and Lam Research Corporation., a Delaware corporation (“Company”).
Recitals
     WHEREAS, Optionee is a director of the Company;
     WHEREAS, Company previously issued to Optionee an option (the “Option”) to acquire shares of Company common pursuant to one or more stock option agreement(s) (the “Option Agreement(s)”) under the Company’s stock option plans (the “Plan”) (all references to shares and per share prices in this Reformation of Stock Option Agreement are as adjusted for subsequent stock splits);
     WHEREAS, based upon a voluntary internal review of Company’s practices relating to stock option grants and other related issues, Company has now determined that the actual date of grant of the Option appears to be the Revised Measurement Date described in Exhibit A, based upon the best information available to Company;
     WHEREAS, the Plan requires that the exercise price of each option granted pursuant to the Plan be no less than the fair market value of Company shares on the date of grant of the option;
     WHEREAS, on the Revised Measurement Date, the fair market value of Company shares was the Corrected Exercise Price set forth in Exhibit A for each grant referred to on Exhibit A;
     WHEREAS, the parties desire to reform the Option Agreement(s) to reflect the exercise price per share required by the Plan, i.e., the fair market value of the Company’s common stock Revised Measurement Date, which is set forth as the Corrected Exercise Price on Exhibit A.
Agreement
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     A. The Option(s) and Agreement(s) are hereby reformed, to reflect that the exercise price per share with respect to the shares subject to the Option is the Corrected Exercise Price set forth on that Exhibit.
     B. Each affected Option is a nonstatutory stock option.

     C. The terms of the Option Agreement(s) not specifically reformed hereby remain in full force and effect.
     D. All defined terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Option Agreement(s).
     E. This Reformation of Stock Option Agreement shall be governed by the laws of the State of California.
     F. The Optionee has had an opportunity to consult with the Optionee’s personal tax, legal and investment advisors with regard to this Reformation of Stock Option Agreement, and is not relying on Company or its agents for such advice. Optionee agrees that Company shall not be liable for any costs, taxes, loss or damage that Optionee may incur by entering into the Option Agreement or this Reformation of Stock Option Agreement; it being understood that Optionee will not pursue any claim, whether by way of indemnification or otherwise (i) with respect to any such costs, taxes, loss or damage, or (ii) with respect to costs incurred in connection with the negotiation and preparation of this Reformation of Stock Option Agreement; provided, however, that nothing herein shall otherwise affect any rights of Optionee to indemnification pursuant to the Company’s bylaws or any other agreements or instruments of or with the Company or any of its subsidiaries.
     The parties hereto have duly executed this Reformation of Stock Option Agreement on the dates set forth below.

LAM RESEARCH CORPORATION	OPTIONEE

By:

[Name]
Name:

Title:	Date:

Date:

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